Exhibit 99.1
News From
Royal Caribbean Cruises Ltd.
Office of Corporate Communications
1050 Caribbean Way, Miami, Florida 33132-2096

Media Contact: Elizabeth Jakeway
305-539-6127
ejakeway@celebritycruises.com

For Immediate Release

DANIEL HANRAHAN RESIGNS AS PRESIDENT AND CEO OF CELEBRITY CRUISES

MIAMI – July 11, 2012 – After 13 years of successful service with Royal Caribbean Cruise Ltd., Daniel Hanrahan, President and CEO of Celebrity Cruises, announced today he will be leaving at the end of July to take an exciting new opportunity.

"While leaving Celebrity isn't easy for me, I am very proud of what we have been able to accomplish the last seven years,” said Hanrahan.  “The delivery of Celebrity Solstice in 2008 changed what was a great brand into the finest premium cruise line in the industry.   In four years, we took delivery of five new ships, ‘Solsticized’ the Millennium class, repositioned the brand around ‘Modern Luxury’, achieved record high guest ratings and won numerous awards as the best sales organization.  Not to mention, we saw our profitability improve dramatically.  To say I'm leaving Celebrity in good hands is an understatement.  From our teams here in Miami and Wichita, to our crew members on Celebrity ships around the world, this is the finest group of professionals I have ever worked with.  I know the Celebrity momentum will continue."

"Finally, I want to thank all the people of Celebrity for their support and help to me over the past years.  I feel extremely fortunate to have had the wonderful opportunities our company provided.  I'll always look back proudly on what we have accomplished and be thankful for all the wonderful people who have touched my life."

“Royal Caribbean has been very fortunate to have benefited from Dan’s leadership and vision over the past 13 years,” said Richard D. Fain, Chairman and CEO of Royal Caribbean Cruises, Ltd.  “Dan has made countless contributions to the company, such as leading the creation of the award-winning ‘Get Out There’ campaign for Royal Caribbean International, to transforming the Celebrity brand with the stunning Solstice Class fleet. I wish him nothing but the best as he moves on to the next phase of what I'm certain will continue to be a very successful career.”

“Fortunately, Dan is leaving a very strong organization, and we are lucky to have great bench strength to continue our vision.  While I am sorry to see Dan leave our family, with the strong base of the Celebrity organization and the continued support of the travel agent community, I know Celebrity's future is in good hands,” added Fain.

Royal Caribbean Cruises Ltd. (NYSE/OSX: RCL) is a global cruise vacation company that also operates Royal Caribbean International, Celebrity Cruises, Azamara Club Cruises, Pullmantur, CDF Croisieres de France, as well as TUI Cruises through a 50 percent joint venture with TUI AG.  The company owns a combined total of 40 ships and has one under construction and two under agreement.  It also offers unique land-tour vacations in Alaska, Asia, Australia/New Zealand, Canada, Dubai, Europe and South America.

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